UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 19, 2011

Communication Intelligence Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19301	94-2790442
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

275 Shoreline Drive, Suite 500
Redwood Shores, CA 94065
(Address of principal executive offices)

(650) 802-7888
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Director.

On October 19, 2011, Mr. Francis Elenio resigned from the Board of Directors of Communication Intelligence Corporation (the “Company”).

Item 5.02(d) Election of Director.

On October 19, 2011, in accordance with the applicable provisions of the Company’s Certificate of Incorporation and Bylaws, holders of a majority of the outstanding shares of the Company’s Series B Preferred Stock and Series C Preferred Stock voting together as a separate class on as-converted-to-Common-Stock basis acted by written consent to designate and elect Mr. Stanley Gilbert to the Company’s Board of Directors in order to fill the vacancy created by Mr. Elenio’s resignation. Mr. Gilbert will serve as a member of the Company’s Audit Committee and Compensation Committee.

Consistent with the Company’s past practices, Mr. Gilbert will be granted an option to acquire 1,000,000 shares of the Company’s Common Stock under the Company’s 2011 Stock Compensation Plan at a per share exercise price equal to the closing per share market price of the Company’s Common Stock on the date of grant. The option granted to Mr. Gilbert will vest quarterly over three years, and will have a seven-year term. Further to the Company’s policies, Mr. Gilbert, as a non-employee director, will receive $1,000 for each Board meeting attended in person and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with attending such meetings.

Item 9.01(d) Exhibits.

The following exhibit is being furnished (not filed) herewith:

99.1	Press release, dated October 24, 2011, entitled “CIC Names New Board Member”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Communication Intelligence Corporation
Date: October 24, 2011
	By:	/s/ Andrea Goren

Andrea Goren
(Chief Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated October 24, 2011, entitled “CIC Names New Board Member”

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